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                                                                    EXHIBIT 23.2

                  ACCOUNTANTS' REPORT ON SCHEDULE AND CONSENT

The Board of Directors and Stockholders
Viatel, Inc. and Subsidiaries:

    The audits referred to in our report dated March 4, 1998, except as to note 13(c) which is dated as of March 18, 1998, included the related consolidated financial statement schedule as of December 31, 1997, and for each of the years in the three-year period ended December 31, 1997, included in the registration statement. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

    We consent to the use of our reports included herein and to the references to our firm under the headings "Summary Consolidated Financial and Other Data," "Selected Consolidated Financial Data" and "Experts" in the prospectus.

                                          /s/ KPMG PEAT MARWICK LLP


New York, New York
August 6, 1998